Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PPL Corporation 2012 Stock Incentive Plan of our report dated February 28, 2012, with respect to the consolidated financial statements and schedule of PPL Corporation and the effectiveness of internal control over financial reporting of PPL Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 30, 2012